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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2002

THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-06035 (Commission File Number)	95-2588754 (IRS Employer Identification No.)

3033 Science Park Road, San Diego, California 92121-1199
(Address of principal executive offices)

Registrant's telephone number, including area code: (858) 552-9500

Item 5. Other Events

Agreement to Acquire GlobalNet, Inc.

        On January 6, 2002, The Titan Corporation, T T III Acquisition Corp., a wholly-owned subsidiary of Titan, and GlobalNet entered into a merger agreement, pursuant to which T T III Acquisition Corp. will be merged with and into GlobalNet. GlobalNet will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Titan.

        As a result of the merger, among other things, each share of GlobalNet common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive a portion of a share of Titan common stock, based on an exchange ratio, plus cash in lieu of any fractional shares. The exchange ratio will be determined based upon the average closing sale price of Titan's common stock for the 20-consecutive trading day period ending on the fifth trading day prior to the date of GlobalNet's shareholders' meeting to vote on adoption of the merger agreement and approval of the merger. The exchange ratio is subject to a collar ranging from $25.625 to $27.625. If the average Titan trading price during the period above is less than $20.125, Titan can elect to reset the exchange ratio, and if the average Titan trading price during the period above is greater than $33.150, GlobalNet can elect to reset the exchange ratio. If the exchange ratio is not reset by the parties at the price levels described above, the parties may terminate the merger agreement.

        A termination fee of $1.4 million may become payable by GlobalNet to Titan under certain circumstances in connection with a termination of the merger agreement. The parties intend for the merger to be considered a tax-free reoganization under the Internal Revenue Code with respect to the Titan common stock issued to GlobalNet stockholders and as a purchase for accounting purposes.

        Consummation of the merger is subject to the satisfaction of certain conditions, including (1) approval of the merger agreement and the merger by the stockholders of GlobalNet, (2) effectiveness of a registration statement registering with the Securities and Exchange Commission the shares of Titan common stock to be issued in the merger, (3) approval of the listing of the shares of common stock to be issued by Titan in connection with the merger by the New York Stock Exchange, (4) the absence of material adverse changes relating to GlobalNet, Titan and GlobalNet's primary customer, (5) matters relating to certain outstanding GlobalNet warrants and options, and (6) other customary closing conditions.

        The foregoing summary is a general description of certain terms contained in the merger agreement for the transaction and is qualified in its entirety by reference to the merger agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

        On January 7, 2002, Titan issued a press release with respect to the merger agreement and the related transactions. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

        Certain stockholders beneficially owning in the aggregate approximately 32.16% of the outstanding GlobalNet common stock, as of December 20, 2001, as represented by GlobalNet in the merger agreement, have entered into a voting agreement with Titan pursuant to which they have agreed to vote their GlobalNet common stock in favor of the merger. The foregoing summary is a general description of the terms of the voting agreement and is qualified in its entirety by reference to the voting agreement, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c	)	Exhibits.
2.1		Agreement and Plan of Merger, dated January 6, 2002, among The Titan Corporation, T T III Acquisition Corp., and GlobalNet, Inc.
99.1		Press Release, dated January 7, 2002.
99.2		Voting Agreement, dated as of January 6, 2002, among The Titan Corporation, T T III Acquisition Corp., and certain stockholders party thereto.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TITAN CORPORATION

Date: January 22, 2002	By:	/s/ NICHOLAS J. COSTANZA, ESQ. Nicholas J. Costanza, Esq. Senior Vice President, General Counsel and Secretary

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  Item 5. Other Events
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES